Exhibit 99.1

Kimball Electronics, Inc. Announces Stock Repurchase Plan

JASPER, Ind.--(GLOBE NEWSWIRE)--Oct. 22, 2015-- Kimball Electronics, Inc. (NASDAQ: KE), today announced that the Board of Directors (the “Board”) of Kimball Electronics, Inc. (the “Company”), at its Oct. 21, 2015 meeting, authorized an eighteen (18)-month stock repurchase plan (“Plan”), allowing a repurchase of up to $20,000,000 worth of common stock of the Company. The Plan may be suspended or discontinued at any time.

Purchases may be made under various programs, including in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions, all in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Repurchases may also be made under a Rule 10b5-1 program, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s management team. The Company expects to finance the purchases with existing liquidity.

“This announcement comes on the heels of a record fiscal year,” said Mike Sergesketter, Vice President and Chief Financial Officer. “It reflects our Board and senior management belief that our cash flow and growth strategy are not reflected in the Company’s current stock price. This stock repurchase program demonstrates our confidence in the strength of our businesses, backed by employees who are committed to a company focused on customer satisfaction and shareholder value and have embraced our long-term growth strategy in a very exciting and promising electronics manufacturing services industry.”

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company's success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, and China, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.